SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 27, 2005

COCONNECT, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-26533	63-1205304
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

480 E. 6400 South, Suite 230 Salt Lake City, Utah 84107
(Address of principal executive offices)
1-800-467-4579
(Registrants Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under theo Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On December 21, 2005 the Company purchased through its newly formed wholly owned subsidiary Phoenix Asset Acquisition Corporation the selected Assets of Phoenix Systems Corp (Phoenix).  Assets excluded from this purchase include any information or material to which Phoenix owes an obligation of confidentiality to the United States Department of Defense unless Company personnel become eligible for access to such material.

The terms of the purchase include the issuance of 8.0 million new common stock shares, 2.0 million of which are currently escrowed until certain performance measures are achieved.  Terms also include a $50 thousand cash payment and the assumption of approximately $374 thousand of Phoenix balance sheet liabilities and approximately $49 thousand in real property leases.

Phoenix is highly skilled in project management and technology solutions.  Phoenix is project proven and fully capable of satisfying the SBA goals of government technology contractors.  Phoenix serves specific technology niches in the space of secure wireless and wired communications which makes it a uniquely talented force in the IT market.  Management skills and technology resources enable the delivery of services supporting research, integration, testing, maintenance and training for secure communications including data security, converged voice, video over LAN, MAN, WAN, and WLAN, Cellular, PCS networks.

Assets acquired include a Secure Wireless Multimedia Laboratory in Columbia, Maryland.  This Wireless Laboratory has been established to investigate, develop, and validate concepts to support secure communications involving current and future wireless devices.  Challenges of interest for which Phoenix is pursuing work include: Secure Wireless LANs (SWLANs), security protocols and architectures.

CoConnect will commercialize several of the Phoenix products that focus on wireless connectivity devices and software products.  These products might include products enhancing wireless connectivity, a wireless intrusion detection system and products optimizing wireless communications for secure multimedia applications. The first product will focus around a network connectivity adaptor that will allow wireless devices of different protocols to communicate over any network using PC card technology.

The assets acquired produced over $1,200,000.00 in 2005 revenue.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned.

COCONNECT, INC.

Date: December 27, 2005

/s/ L.J. Eikov

L. J. Eikov, Chief Executive Officer

Chief Executive Officer and member of the board

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